UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act Of 1934

HydroGenetics, Inc.
(Name of Registrant as specified in its charter)

Florida	65-0712902
(State or other jurisdiction of	(I.R.S. Employer
incorporation or jurisdiction)	Identification Number)

4770 Biscayne Blvd, Suite 1480, Miami, Florida 33137
(Address of principal executive offices)

Registrant’s telephone number, including area code: (305)573-0836

Copies of communications to:

JOSEPH I. EMAS
1224 WASHINGTON AVENUE
MIAMI BEACH, FLORIDA 33139
TELEPHONE NO.: (305) 531-1174
FACSIMILE NO.: (305) 531-1274

Securities to be registered under Section 12(b) of the Act:  None

Securities to be registered under Section 12(g) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common stock, par value $.001	Over-the-Counter Bulletin Board

ii

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $.0001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 12(g) generally requires registration within 120 days after the last day of the first fiscal year in which an issuer has total assets exceeding $10 million and a class of equity security held of record by 500 or more persons.

Once we have completed this registration, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to “HydroGenetics” the “Company,” “we,” “our” or “us” means HydroGenetics, Inc., a Florida corporation.  Our principal place of business is located at 4770 Biscayne Blvd., Suite 1480, Miami, Florida 33137. Our telephone number is (305)573-0836.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control.  For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements.  In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 1.  BUSINESS

BUSINESS DEVELOPMENT

HydroGenetics, Inc is a Florida corporation. Until October 1, 2004 it was a wholly-owned subsidiary of Explorations Group, Inc. and at that time it operated under the name of Pop Starz, Inc.  Explorations Group, Inc was a public company that traded on the Over the Counter Bulletin Board. On September 30, 2004, Explorations Group, Inc finalized a Reorganization Agreement with Parking Pro, Inc., a New York corporation ("Parking Pro") and its stockholders.  The agreement provided in part, that within 30 days following the closing, Explorations would spin-off to its common stock shareholders, and those entitled to dividends as if a common stockholder of Explorations shares, on a pro-rata basis shares of Pop Starz common stock. The distribution was made to all of the Explorations Group shareholders of record as of the close of business on the day proceeding the Closing, September 8, 2004. As a result of the spin-off, which was effective at the close of business on September 30, 2004, Explorations Group, Inc. no longer owned any shares of common stock in Pop Starz and Exploration shareholders, and those entitled to dividends as if a common stockholder of Explorations Group owned an aggregate of 3,504,533 common shares of Pop Starz.

No holder of Explorations Group, Inc. common stock was required to pay any cash or other consideration, or to surrender any shares of common stock of Explorations Group, Inc. The spin-off of Pop Starz did not affect the number of outstanding shares of common stock of Explorations Group, Inc. or the rights of its shareholders. The Board of Directors of each Company felt that separating the two companies would provide better growth opportunities for each while at the same time, permit each company to concentrate on its specific business operations.

The Company was originally incorporated on October 28, 1996 as Explorations of Boca Raton, Inc. We subsequently amended our articles of incorporation and changed our name to Explorations Entertainment & Education, Inc. ("Explorations Entertainment") to more accurately reflect the change of our activities. During 2001, Explorations Entertainment pursued discussions with several companies to develop programs in children's entertainment and education, but none of those discussions resulted in a definitive transaction. Because of our experience in these areas, Explorations Entertainment also sought to develop capabilities to provide consulting services to other companies interested in developing programs in these areas. We were not successful in these ventures. When an Explorations Entertainment licensee in New Jersey closed, whose operations were material to the proposed consulting activities, the proposed consulting enterprise was abandoned.

In February 2002, Explorations Entertainment decided to pursue a new direction and its name was changed to Pop Starz, Inc. On July 2, 2007, in connection with the spin-off of Pop Starz Records, Inc. ("PSR") from its parent company, Pop Starz Inc., ("PSI") effective June 29, 2007, PSI distributed 4,067,715 shares of its PSR common stock to all PSI common shareholders, and those entitled to dividends as if a common shareholder, on the basis of one (1) registered PSR share for every ten (10) PSI shares beneficially owned as of the record date and PSI retained 1,932,285 shares. The original purchase price of the 6,000,000 shares was $60,000. On September 30, 2007, Pop Starz Inc. purchased 1,587,250 shares at $0.10 per share.

On April 24, 2008 the company’s name was changed to Global Entertainment Acquisition Corp to better reflect the company’s overall business strategy.  On August 1, 2008 the company again changed its name to HydroGenetics, Inc. (“HydroGenetics”)   This change was specifically made to address an opportunity that had recently been offered to the Board of Directors in the form of alternative energy sources.  In the current state of affairs with the costs of gas and the worldwide pursuit of alternative fuels,  the Board of Directors of HydroGenetics  determined, in its best business judgment, this opportunity will add value for the shareholders.  The assets currently owned by HydroGenetics that were acquired when the company was named Global Entertainment Acquisition Corp will be transferred to a new division of the Company as well as Hydro Axis Technologies and those divisions will continue to operate as wholly owned subsidiaries of the Company.

 Our fiscal year ends December 31st of each year.  HydroGenetics has not filed for any bankruptcy, receivership or similar proceeding. During the last three fiscal years, we have not been subject to the reporting requirements of the Exchange Act of 1934, as amended.  As such, we have not filed any reports with the Securities and Exchange Commission, however, by this filing we intend to become fully reporting.

HydroGenetics, Inc owns a proprietary technology and has hired patent attorneys who shall apply for patents for this technology, worldwide.  To date we have no marketable product and will rely on our technology experts to continue the development and testing of a Hydrogen Engine Conversion prototype that will retrofit to any carbon based fuel combustion engine.  We will need to raise capital to bring our technology closer to where it can be utilized in the common market.  The Company’s products are anticipated to allow end-users of gasoline or diesel powered vehicles to potentially increase fuel efficiency while reducing fuel emissions into the environment. In addition, the Company owns two other subsidiaries. One holds the license to market and distribute the technology worldwide and the other continues the previous operations of the Company, in the entertainment industry.

Hydro Axis Technologies, Inc., (“Hydro Axis”), a Florida corporation, is a wholly owned subsidiary of HydroGenetics.  Hydro Axis holds the exclusive worldwide license to market, manufacture and distribute the units secured from the developers of the technology.  HydroGenetics is currently investing in the perfecting of the technology as a marketable, manufactured product for retrofit on diesel and gas engines.

The design for the Hydrogen Based System has been completed and the prototype is currently being built.  We will need to raise a sufficient capital in order to complete the prototype and perform base line testing on engines using the existing Hydro Axis technology.  Compliance with state and federal regulators will not be a factor until we have an engineered prototype in a test vehicle completed. The prototype phase of development is anticipated to continue into the end of the fiscal year 2009.

Pacific Lights Entertainment, Inc.

     Pacific Lights Entertainment, Inc., a Florida corporation, is wholly owned by HydroGenetics, Inc. It is an emerging film production company. This company focuses on producing small budget films in the Comedy and Sci-Fi genres while searching for and developing emerging talent including writers, directors and actors. In an era of expanded outlets of distribution, content is in higher demand than ever. It is Pacific Lights Entertainment’s mission to become a leading content provider of entertaining, high quality films to feed the global demand. The financial statements attached to this disclosure statement incorporate this company’s operations.

     These are the only products the Company is currently developing.  As they are developed we will begin to roll them out through traditional sales methods.

HYDROGENETICS PRINCIPAL PRODUCTS

The HydroAxis technology is a set of systems making a closed loop energy saving device creating a total process that is unique and cost effective in internal combustion engines as a unit using hydrogen technology as its main component.  This device is useful in all internal combustion engines. HydroAxis can be described as a series of devices in a closed loop system consisting of a generator / reactor, artificial intelligent hydrogenous electronic device with a filter and radiator. What makes this system unique is HydroAxis artificial intelligent hydrogenous electronic device, created by our research and development teams.

This artificial intelligent hydrogenous electronic device emits positive signals to each automobile ECU (car computer) system and sensor systems. While not interfering with the original operating procedures of any ECU system, the artificial intelligent hydrogenous electronic device is allowed by the ECU system to operate autonomously and has a self-controlled sensor which signals the amount of combustion needed for the engine to operate normally. Management expects will dramatically reduce the consumption of fossil fuel by 75-80%. The device eliminates carbon deposits caused by unburned gasoline and simultaneously steam-cleans the inside of the engine, all the while reducing emission of toxic gases such as Carbon Monoxide (CO) and Nitrogen Oxides (NOx) into the environment.  The Hydro Axis system will achieve a cost effective savings for the end user by significantly reducing the need for fossil fuels in diesel and gas engines.

The worldwide markets for the Hydro Axis Technology is Automotive, Truck, Marine, Farm Tractors, Earth Moving Vehicles, Military, Locomotive Engines, Mining, Home Heating Units, Generators, RV, Fork Trucks, Lawn Mowers using diesel or gas engines.

This hydrogen energy is obtained by the electrolysis of water molecules. This process is created without adding any acids, hydroxides or salts. The hydrogen energy obtained by the electrolysis of water molecules is not compressed or stored by our device and there is no danger of any intentional or unintentional explosion of any kind. The hydrogen is created when the internal combustion engine is in operation, and in the event of an accident no matter how severe, the worst case scenario is that if the device is ruptured, there will be a small barely visible, puddle of water on the scene. The compressed hydrogen is contained within ordinary tap water (you can use fresh or salt water) in our device and is non-lethal.  The EPA (Environmental Protection Agency) has evaluated hydrogen generation and tests show it has no negative effect on combustion engines.  Industry studies report that hydrogen inducement will lower the average temperatures of the combustion engine and reduces hydrocarbons in the exhaust. This is done by increasing the flame velocity as much as four times to provide better utilization of the primary fuel.

Another one of the independent energy saving devices used within the system is a small magnet based unit. This magnet base reactor has a built-in electronic temperature monitoring mechanism that prevents our hydrogen combustion technology device from generating a temperature higher than recommended by the original engine manufacture. The amount of water used in our hydrogen combustion technology system is about one gallon. One gallon is capable of producing more than one month of hydrogen combustion (or equivalent to one month of an average American’s fossil fuel consumption – gasoline / diesel). In one gallon of water there are more than 1800 gallons of hydrogen gas and it is 300 times more powerful than gasoline or diesel fossil fuel.  We’ve created a fuel-saving hydrogen combustion technology device that is safe, durable, efficient, reliable and easy to install in all types and makes of internal combustion engines.

 The application of our HydroAxis hydrogen combustion technology device does not require changes to the manufacturer's original electrical, mechanical or structural designs of their internal combustion engine.  We also believe HydroAxis technology will safely guarantee a longer life span in any engine by reducing heat and emissions which is the enemy to any internal combustion engine.  Our hydrogen combustion technology device will assist to preserve and prolong the internal combustion engine because the HydroAxis system injects gaseous hydrogen accompanied by small amounts of water vapor to better operate a cooler and cleaner system. The water vapor increases significantly inside the engine resulting in cleaner and more efficient flash velocity in the combustion of the primary fuel. This process of injecting gaseous hydrogen accompanied by small amounts of water vapor prevents the accumulation of carbon deposits on the pistons, valves and spark plugs.  The temperature of the oil is lowered as the temperature of the engine is cooled down by the hydrogen vapors. Those same vapors are continuously removing toxic gases during engine operation and substantially increases fuel economy that could double the rated miles per gallon (RMPG) by the manufacturer. The HydroGenetics management believes upwards of 75-80% increase in RMPG. This new hydrogen combustion technology device can be used on all internal combustion engines regardless of size. Our system detects the revolutions per minute (RPM) generated by the engine and our integrated feedback system provides the exact amount of hydrogen required by the engine to run at peak manufacture recommended performance.

HydroGenetics engineers believe that the installation of this product will not impact the warranties that are currently provided by the original manufactures of the internal combustion engines.  The HydroGenetics engineering staff will work with each manufacturer directly in order to install and evaluate and demonstrate our HydroAxis conversion system on their engines.  In the pursuit of EPA standards and compliance, we will be testing these devices using a controlled baseline testing process directed by our HydroGenetics CEO Marc A. Walther and the engineering staff.  Management believes that testing will demonstrate a significant reduction in Hydrocarbons (HC) with an immediate positive impact on fuel consumption and the environment.

Our Principal Competitive Strengths

HydroGenetics management believes that we have the following principal competitive strengths, which position us to further grow and become a dominant player in our industry. These strengths are the basic HydroAxis technologies systems that will allow us to enhance or eliminate gas and diesel as primary fuels with water being the only source of fuel.  In addition, HydroGenetics has a staff with experienced and proven management skills that have brought technologies from “Proof in Concept” to “Commercialization”.   The operating officers have built, managed and developed patented technologies and brought them through to manufacturing and distribution in multiple countries. This experience will help in the understanding of the markets, their price points and the sources and uses of funds to control growth in a multi-billion dollar world market.

Our Growth Strategies

In order to capitalize on our competitive advantages and to realize our goal of growing to become a dominant player in our industry, we intend to pursue growth strategies that include the following: The understanding of the sources and uses of funds for controlled growth in an enormous world market.  A targeted approach to the market sectors that our resources will adequately sustain our growth with the fastest return on investment.  Develop or acquire through acquisition, technologies that have synergies and will enhance the current and future technologies in the many market sectors that the company will have investment of corporate resources.  In addition, HydroGenetics will be looking for strategic partnerships worldwide to accelerate the implementation of the technology.

Distribution Methods

HydroGenetics products are for both Original Equipment Manufacturers (OEM) and aftermarket product applications that we intend to install through service centers.  HydroGenetics will own or sell licenses through a network of worldwide partners for installation in combustion engines with strategic partners that have distribution strengths in their market sector.  The technology contains several   components, but will be installed as a single unit that reduces the emission of toxic gases while improving gas mileage and reducing dependence on fossil fuels. We will train and certify installers to distribute the HydroAxis systems.

INDUSTRY OVERVIEW

Fuel Cell and Hydrogen Vehicle Industry

The emerging fuel cell and hydrogen vehicle industry offers a technological option to address increasing worldwide energy costs, the long-term limited availability of petroleum reserves and environmental concerns. Fuel cell and hydrogen hybrid electric vehicles have emerged as a potential alternative to existing conventional internal combustion engine vehicles because of their higher efficiency, reduced noise and lower tailpipe emissions. Fuel cell industry participants are currently targeting the transportation and hydrogen refueling infrastructure markets. We believe that our hydrogen combustion technology device along with our vehicle-level system integration experience can be effectively applied in these markets.

A fuel cell is an electrochemical device that produces electricity by combining hydrogen with oxygen from the air. This electrochemical reaction occurs silently and without combustion, with useable heat and water as the only by-products. Hydrogen as a transportation fuel of the future has been gaining support worldwide. Domestically, President –Elect Obama, continues to promote his goal of achieving energy independence for the United States, while dramatically improving the environment, which was a focal point of his campaign.  The Energy Policy Act of 2005 established a comprehensive national policy that includes provisions intended to accelerate the implementation of hydrogen as an energy carrier. The Act includes the authorization of over $3.2 billion dollar investment through 2010 by the government towards the development, demonstration, and ultimate commercialization of hydrogen and fuel cell technologies. The proposed funding is intended to support the research, development, and demonstration of hydrogen production, storage, distribution and dispensing, and transport. The Energy Bill also supports the research, development, and demonstration of fuel cell systems for stationary and portable power generation as well as for transportation applications, including light- and heavy-duty vehicles. The U.S. Department of Energy has published the National Hydrogen Energy Roadmap that provides a plan for the coordinated, long-term, public and private efforts required for hydrogen energy development.

There are now over 100 hydrogen-refueling stations worldwide, with essentially all the stations dispensing compressed hydrogen. In California alone, where Governor Schwarzenegger is actively promoting a “Hydrogen Highway Network,” the aim is to establish 50-100 hydrogen stations by 2010. In addition to signing an executive order that calls for a hydrogen refueling infrastructure throughout California, the Governor continues to support hydrogen technologies and claims that hydrogen is one of the “environmental technologies [that] will allow us to conserve energy, cut pollution and protect our natural resources.” Other states that have recently established statewide initiatives to encourage the implementation of hydrogen and fuel cells include Colorado, Florida, Illinois, Michigan, New Mexico, New York and Ohio.

The number of fuel cell and hydrogen demonstration programs is increasing worldwide, other examples which include the California Fuel Cell Partnership, California Stationary Fuel Cell Collaborative, Compressed Hydrogen Infrastructure Program, Clean Energy Partnership in Berlin, Controlled Hydrogen Fleet & Infrastructure Demonstration and Validation Project, Fuel Cell Bus Club, Japan Hydrogen & Fuel Cell Demonstration Project, Hydrogen Highway Network in California, BC Hydrogen Highway in British Columbia, AQMD Test Fleet, Hi Way Initiative, Ruhr-Alps-Milan Hydrogen Supply Chain Integrated Project, Hydrogen Corridor in Canada, Norwegian HyNor Project, Illinois Hydrogen Highway, The Northern H in the Upper Midwest, Singapore’s Initiative in Energy Technology, Iceland’s SMART-H2 project, and projects in Hungary, Spain, and the United Kingdom.

Fuel cell and hydrogen-powered hybrid vehicles are being designed to provide clean, quiet power for a variety of applications in transportation, fleet, industrial and military vehicles. The commercialization of fuel cells in all of these markets will require cost reductions for the entire system, including the fuel cell stack, fuel system, balance-of-plant, and assembly.

In the automotive market, each of Daimler, Chrysler, Ford, General Motors, Honda, Hyundai, Nissan, and Toyota Motor Corporation has unveiled fuel cell vehicles, with mass production of fuel cell vehicles anticipated by General Motors and Daimler to begin by 2012 to 2015, and by Toyota to begin by 2015.

HydroGenetics management believes that additional markets for fuel cell technologies will develop in other areas, including boats, forklifts, golf carts, recreational vehicles, auxiliary power units, and military applications. The commercialization of fuel cells in all of these markets will require across-the-board cost reductions for the entire system, including the fuel cell stack, fuel system, balance-of-plant, and assembly. As cost reduction targets are achieved in volume production, we believe that the fuel subsystem will represent approximately 20% of the cost of a fuel cell or hydrogen system.

Commercialization of fuel cell vehicles is dependent upon establishing cost-effective on-board fuel storage solutions, hydrogen storage and handling codes and standards, and a hydrogen-refueling infrastructure. Safety is also a primary concern when dealing with highly compressed gases. The fuel storage systems must be able to withstand rigorous testing as individual components and as part of the fuel system on the vehicle. Safety concerns apply to the fuel system as a whole, including the tank, regulator and fuel lines, all of which need to comply with applicable safety standards. Additionally, to ensure widespread commercialization, the fuel storage and delivery systems need to provide adequate range, be of acceptable size and shape, and perform similarly to conventionally fueled vehicles without unacceptably high cost. HydroGenetics management believes interim steps will be taken by governments to provide initial refueling infrastructure for demonstration fleets, government programs, commercial fleet operators, and initial consumer commercialization. This initial infrastructure could include mobile refueling units, compact stationary refueling units and bulk transport trailers.

HydroGenetics, Inc. intends to be a fully integrated alternative energy company and a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. We believe that we are uniquely positioned to integrate advanced fuel systems, electric drive and battery control system technologies for fuel cell and hybrid vehicles based on our years of experience in vehicle-level design, vehicle electronics and system integration.

PRODUCT DEVELOPMENT

The HydroGenetics product development and design department is the most vital component of the company.  It is our goal to search out unique “one of a kind” technologies which impact the human experience and their environment.

COMPETITION

Competition would include technologies such as fuel cells, battery- powered vehicles, hybrid vehicles, alternative fuels, and other emission reduction alternatives, such as diesel oxidation catalysts and diesel particulate filters. Of these, the only truly price-competitive products are the diesel particulate filters.  Unfortunately their use on HGVs while accomplishing the goal of reducing PM comes with the financial penalty of reducing fuel efficiency by 3.5 - 4% and does nothing to reduce CO2. Diesel oxidation catalysts, similarly, reduce engine efficiency, and the emissions benefits come with equipment costs on par with an HFI HT.

Hybrid vehicles are gaining customer acceptance, but are not, in fact, a competitor to the HydroGenetics system since our system can be regarded as a complementary technology. "Hybrid" may soon refer to the hybrid of hydrogen- hydrocarbon, not gasoline-electric. Alternative fuels, such as ethanol, again can be seen as complementary technologies since the HFI device can be used in conjunction with them.

Battery-powered vehicles-which do not eliminate emissions, but merely displace them-are not a likely viable alternative, and all but a handful of niche manufacturers have ceased any development work in this field.

PRODUCT SOURCES

HydroGenetics and its HydroAxis Technologies are in the “Proof in Concept” phase with our engineers developing the Base Line Testing that will determine precisely what components will be used.  The sources used at this point have been standard components that have been modified by our engineers using small outside suppliers.  At the point of completion, all the components will be blue printed and sent out to qualified suppliers that will manufacture to HydroGenetics Quality Standards for production.  This will bring us into the “Commercialization” Phase which is the product sourcing stage.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, ROYALTY AGREEMENTS

Patents:

The Company has no patents in its own name, nor has it applied for any patents at this stage of development.

The Company has no trademarks in its own name, nor has it applied for any trademarks to date at this stage of development.

Licenses and Royalties:

We will develop, manufacture, market and sell our hydrogen combustion technology, under an exclusive world-wide license with the inventor of the product.

Employees

The company currently has 2 full time employees which does not include the acquisition of Buffalo Biodiesel, Inc.

Regulatory Mandates

General. Our operations covering the combustion technology system for any internal combustible engine may be subject to various types of federal, state and local laws and regulations. The failure to comply with these laws and regulations can result in substantial penalties. These laws and regulations may materially impact our operations and can affect our profitability. However, we do not believe that these laws and regulations affect us in a manner significantly different than our competitors. Matters regulated include requirements for the operation of store fronts, and taxation of production. At various times, regulatory agencies have imposed price controls and limitations on production. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and natural gas, by-products from oil and natural gas and other substances and materials produced or used in connection with oil disposal. While we believe we will be able to substantially comply with all applicable laws and regulations, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our actual operations.

 Environmental Matters. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require us to incur costs to remedy discharges. Natural gas, oil or other pollutants, including salt water brine, may be discharged in many ways, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks and sudden discharges from damage oil containers. Discharged hydrocarbons may migrate through soil to water supplies or adjoining property, giving rise to additional liabilities.

 A variety of federal and state laws and regulations govern the environmental aspects of transportation and processing and may, in addition to other laws, impose liability in the event of discharges, whether or not accidental, failure to notify the proper authorities of a discharge, and other noncompliance with those laws. Compliance with such laws and regulations may increase the cost of our intention to convert engines for the general public, although we do not anticipate that compliance will have a material adverse effect on our capital expenditures or earnings. Failure to comply with the requirements of the applicable laws and regulations could subject us to substantial civil and/or criminal penalties and to the temporary or permanent curtailment or cessation of all or a portion of our operations.

 The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “superfund law,” imposes liability, regardless of fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a disposal site or sites where the release occurred and companies that dispose or arrange for disposal of the hazardous substances found at the time. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and severable liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We could be subject to liability under CERCLA because our plan to own and operate conversion store fronts and we will be responsible for the disposal of oil and other hazardous waste.

The Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility. Repeal or modification of the exemption by administrative, legislative or judicial process, or modification of similar exemptions in applicable state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us to incur increased operating expenses.

The Oil Pollution Act of 1990 (“OPA”) and regulations hereunder impose a variety of regulations on “responsible parties” related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of federal safety, construction or operating regulations. Few defenses exist to the liability imposed by OPA. In addition, to the extent that our operations affect state waters, we may be subject to additional state and local clean-up requirements or incur liability under state and local laws. OPA also imposes ongoing requirements on responsible parties, including proof of financial responsibility to cover at least some costs in a potential spill. We cannot predict whether the financial responsibility requirements under the OPA amendments will adversely restrict our proposed operations or impose substantial additional annual costs to us or otherwise materially adversely affect us. The impact, however, should not be any more adverse to us than it will be to other similarly situated owners or operators.

The Federal Water Pollution Control Act Amendments of 1972 and 1977 (“Clean Water Act”) imposes restrictions and controls on the discharge of produced waters and other wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans. The Clean Water Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of crude oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. This may be a development that we must address when the conversion of engines are implemented in our store fronts or with our licensees.  We believe that our operations will comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution.

The Clean Air Act of 1963 and subsequent extensions and amendments, known collectively as the “Clean Air Act”, and state air pollution laws adopted to fulfill its mandate provide a framework for national, state and local efforts to protect air quality. Our operations may utilize equipment that emits air pollutants which may be subject to federal and state air pollution control laws. These laws require utilization of air emissions abatement equipment to achieve prescribed emissions limitations and ambient air quality standards, as well as operating permits for existing equipment and construction permits for new and modified equipment. We believe that we will be in compliance in all material respects with the requirements of applicable federal and state air pollution control laws.

 There are numerous state laws and regulations in the states in which will operate which relate to the environmental aspects of our business. These state laws and regulations generally relate to air and water quality.

 We do not believe that our environmental risks will be materially different from those of comparable companies in the alternative energy industry. We believe our present activities substantially comply, in all material respects, with existing environmental laws and regulations. Nevertheless, we cannot assure you that environmental laws will not result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect our financial condition and results of operations. Although we maintain liability insurance coverage for liabilities from pollution, environmental risks generally are not fully insurable.

 Additionally, various legislative and regulatory climate change initiatives are currently being considered to address emissions of greenhouse gases, including carbon dioxide and methane. It is not possible at this time to predict how climate change provisions that may be implemented would impact our business. However, future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business.

Reports to Security Holders

The public may read and copy any materials we file with the Securities and Exchange Commission (“SEC”).  at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20002. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov).

ITEM 1A. RISK FACTORS

You should carefully consider the following risk factors before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such cases, the trading price of our common stock could decline and you may lose all or a part of your investment.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION

Our shares are subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act. The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on the NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the registrant's net tangible assets; or exempted from the definition by the Commission. Since our shares are deemed to be "penny stock", trading in the shares will be subject to additional sales practice requirements on broker/dealers who sell penny stock to persons other than established customers and accredited investors.

WE MAY NOT HAVE ACCESS TO SUFFICIENT CAPITAL TO PURSUE OUR LITIGATION AND THEREFORE WOULD BE UNABLE TO ACHIEVE OUR PLANNED FUTURE GROWTH:

We intend to pursue a growth strategy that includes development of the Company business and technology.  Currently we have limited capital which is insufficient to pursue our plans for development and growth.  Our ability to implement our growth plans will depend primarily on our ability to obtain additional private or public equity or debt financing.  We are currently seeking additional capital.  Such financing may not be available at all, or we may be unable to locate and secure additional capital on terms and conditions that are acceptable to us.  Our failure to obtain additional capital will have a material adverse effect on our business.

OUR LACK OF DIVERSIFICATION IN OUR BUSINESS SUBJECTS INVESTORS TO A GREATER RISK OF LOSSES:

All of our efforts are focused on the development and growth of that business and its technology in an unproven area.  Although the medical billing is substantial, we can make no assurances that the marketplace will accept our products.

WE DO NOT INTEND TO PAY DIVIDENDS

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are rapid, there is no assurance with respect to the amount of any such dividend.

BECAUSE WE ARE QUOTED ON THE OTCBB INSTEAD OF AN EXCHANGE OR NATIONAL QUOTATION SYSTEM, OUR INVESTORS MAY HAVE A TOUGHER TIME SELLING THEIR STOCK OR EXPERIENCE NEGATIVE VOLATILITY ON THE MARKET PRICE OF OUR STOCK.

Our common stock is traded on the OTCBB. The OTCBB is often highly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of volatility for securities that trade on the OTCBB as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Investors in our common stock may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our securities. Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2007, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2008, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

THE REPORT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONTAINS EXPLANATORY LANGUAGE THAT SUBSTANTIAL DOUBT EXISTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we depend on the continued contributions of our executive officers to work effectively as a team, to execute our business strategy and to manage our business. The loss of key personnel, or their failure to work effectively, could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU. THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

ITEM 2. FINANCIAL INFORMATION

Financial Information “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this Form 10, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company’s business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. The Company adopted at management’s discretion, the most conservative recognition of revenue based on the most astringent guidelines of the SEC in terms of recognition of software licenses and recurring revenue. Management will elect additional changes to revenue recognition to comply with the most conservative SEC recognition on a forward going accrual basis as the model is replicated with other similar markets (i.e. SBDC). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

Forward-looking statements involve risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Factors and risks that could affect our results and achievements and cause them to materially differ from those contained in the forward-looking statements include those identified in the section titled “Risk Factors” in the Form 10, as well as other factors that we are currently unable to identify or quantify, but that may exist in the future.

In addition, the foregoing factors may affect generally our business, results of operations and financial position. Forward-looking statements speak only as of the date the statement was made. We do not undertake and specifically decline any obligation to update any forward-looking statements.

Plan of Operations

Overview

Pop Starz, Inc. is a Florida corporation. Until October 1, 2004 it was a wholly owned subsidiary of Explorations Group, Inc., a public company that trades on the Over the Counter Bulletin Board. In September 2004, Explorations Group, Inc. closed on a Reorganization Agreement with Parking Pro, Inc., a New York corporation ("Parking Pro ") and the stockholders of Parking Pro. The agreement provided in part that within 30 days following the closing, Explorations would spin off to its common stock shareholders, and those entitled to dividends as if a common stockholder of Explorations shares, on a pro rata basis shares of Pop Starz common stock. The distribution was made to all of the Explorations Group shareholders of record as of the close of business on the day proceeding the Closing, September 8, 2004. As a result of the spin off, which was effective at the close of business on September 30, 2004, Explorations Group, Inc. no longer owned any shares of common stock in Pop Starz and Exploration shareholders, and those entitled to dividends as if a common stockholder of Explorations owned an aggregate of 3,504,533 common shares of Pop Starz.

No holder of Explorations Group, Inc. common stock was required to pay any cash or other consideration, or to surrender any shares of common stock of Explorations Group, Inc. The spin‐off of Pop Starz did not affect the number of outstanding shares of common stock of Explorations Group, Inc. or the rights of its shareholders. The Board of Directors of each Company felt that separating the two companies would provide better growth opportunities for each while at the same time, permit each company to concentrate on its specific business operations. The Company was originally incorporated on October 28, 1996 as Explorations of Boca Raton, Inc. We subsequently amended our articles of incorporation and changed our name to Explorations Entertainment & Education, Inc. ("Explorations Entertainment") to more accurately reflect the change of our activities. During 2001, Explorations Entertainment pursued discussions with several companies to develop programs in children's entertainment and education, but none of those discussions resulted in a definitive transaction. Because of our experience in these areas, Explorations Entertainment also sought to develop capabilities to provide consulting services to other companies interested in developing programs in these areas. We were not successful in these ventures. When an Explorations Entertainment licensee in New Jersey closed, whose operations were material to the proposed consulting activities, the proposed consulting enterprise was abandoned.

In February 2002, Explorations Entertainment decided to pursue a new direction and its name was changed to Pop Starz, Inc. On July 2, 2007, in connection with the spin‐off of Pop Starz Records, Inc. ("PSR") from its parent company, Pop Starz Inc., ("PSI") effective June 29, 2007, PSI distributed 4,067,715 shares of its PSR common stock to all PSI common shareholders, and those entitled to dividends as if a common shareholder, on the basis of one (1) registered PSR share for every ten (10) PSI shares beneficially owned as of the record date and PSI retained 1,932,285 shares. The original purchase price of the 6,000,000 shares was $60,000. On September 30, 2007, Pop Starz Inc. purchased 1,587,250 shares at $0.10 per share.

On April 24, 2008 the company’s name was changed to Global Entertainment Acquisition Corp to better reflect the company’s overall business strategy. On August 1, 2008 the company again changed its name to HydroGenetics, Inc. This change was specifically made to address an opportunity that had recently been offered to the Board of Directors in the form of alternative energy. In the current state of affairs with the costs of gas and the economic downturn in the country the Board of Directors has determined, in its best business judgment, this opportunity will add value for the shareholders. The assets currently owned by HydroGenetics that were acquired when the company was named Global Entertainment Acquisition Corp will be transferred to a new division of the company and that division will continue to operate as a wholly owned subsidiary of the company.

HydroGenetics, Inc is in the business of acquiring and operating emerging technology businesses both in the alternative energy sector, as well as the entertainment field. It is the company's mission to incubate these emerging technology companies into revenue producing, profitable businesses utilizing investment capital and other resources including management and strategic planning for the benefit of its business units. HydroGenetics, Inc. owns Hydro Axis Technologies, Inc, a wholly owned technology development company and also has an entertainment division which oversees and owns Pacific Lights Entertainment Inc and Hilarity Films.

Regulations

General - Our operations covering the combustion technology system for any internal combustible engine may be subject to various types of federal, state and local laws and regulations. The failure to comply with these laws and regulations can result in substantial penalties. These laws and regulations may materially impact our operations and can affect our profitability. However, we do not believe that these laws and regulations affect us in a manner significantly different than our competitors. Matters regulated include requirements for the operation of store fronts, and taxation of production. At various times, regulatory agencies have imposed price controls and limitations on production. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and natural gas, by-products from oil and natural gas and other substances and materials produced or used in connection with oil disposal. While we believe we will be able to substantially comply with all applicable laws and regulations, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our actual operations.

We have two subsidiaries Pacific Entertainment, Inc. and as of our most recent acquisitions on December 10, 2008 Buffalo Biodesiel, Inc. which are wholly owned subsidiaries of the HydroGenetics, Inc.

Recent Acquisitions

On December 10, 2008, HydroGenetics, Inc.(HYGN) purchased Buffalo Biodiesel, Inc.(BBD) to make it a wholly owned subsidiary of HYGN.  The acquisition was for a trade of stock, 200 shares of BBD common shares for 5,736,196 shares of HYGN.  It also includes a purchase of 101 preferred shares at 175,000 per share over 24 months.  The Company will provide a working capitol al line or credit up to $3,000,000 in exchange of the preferred shares.

Buffalo Biodiesel Inc., (BBD) (a New York corporation) is a leading regional provider of feedstock sourcing services for the Biodiesel industry in upstate New York and Pennsylvania.   The emergence of global concern over carbon emissions and greenhouse gases, combined with historically high crude oil prices have all converged in recent years to spur intense interest and demand in alternate fuel sources. Additional attention has also been focused on generating energy in an environmentally friendly manner.  The recycling of cooking oil, particularly waste vegetable oil and refining it into Biodiesel, a clean biodegradable, non-toxic energy source produces an energy source that emits approximately 65% less carbon emissions than equivalent conventional diesel refined from petroleum.  In addition, extensive recycling reduces a pernicious waste problem created by myriad of restaurants, fast food chains and other commercial food preparation establishments who normally dispose of their used cooking oil down drains which end up polluting and clogging sewer systems.  Biodiesel generated from waste vegetable oil has considerable competitive advantages over other forms of Biodiesel.   It requires no large scale dedicated agricultural operations to generate the raw material, such as ethanol made from sugar cane or wheat or Biodiesel processed from soy, rapeseed and other agricultural sources.  No pollutants, pesticides or fertilizers are used to create the feedstock and it is readily available worldwide in large commercial quantities.  At present there is a fundamental shortage of Biodiesel feedstock and an excess of refining capacity worldwide that has generated strong demand for sourcing companies such as Buffalo Biodiesel.

BUFFALO BIODIESEL’S CORE OPERATIONS

Buffalo Biodiesel was formed in 2005 to establish a presence in the Buffalo, New York region in the rendering industry. The company has expanded its collection sources as far east as New York City and well into most parts of Pennsylvania. At present, the Company focuses its core operations on collection and sourcing of waste vegetable oil (WVO) from commercial food preparation establishments in its region and reselling the material as raw feedstock to Biodiesel refineries around the globe where it is filtered, heated, dewatered and placed in a centrifuge for final refining.

The Company sources WVO from over 1700 locations in its region, including both single site locations as well as multiple fast food locations, including Arby’s, Kentucky Fried Chicken, Kenyans, Hyatt Hotels, Quality Markets, Taco Bell. The company also obtained a waste oil collection agreement to service most of the Wal-Mart Stores in New York State.    The Company currently collects, on an annual basis, 1.6MM gallons (approximately 6.08 Million Liters) of WVO either by charging collection fees or paying nominal fees depending on market conditions and competition.  The Company grows its feedstock base by sending sales representatives door to door to food preparation establishments.  The sales process is relatively straightforward and requires little by way of explanation as the Company provides a basic service for which an inherent need already exists.

The Company resells the raw feedstock at wholesale prices of approximately $1.50 per gallon.  The wholesale price of WVO derived Biodiesel is at $2.50 per gallon, while refined Agri-biodiesel is at $3.00 per gallon.   The Company predominantly sells to domestic refineries, but on occasion, ships feedstock overseas as demand is high.  The Company’s principal buyers for WVO are Eagle Biodiesel, Pennsylvania Biodiesel, Northern Biodiesel, Atlantic Biodiesel, Fiber By-Products, Niagara Lubricants, Metalico, Green Global Energy and Baqi.  These customers are all relatively large scale enterprises who have the capacity to consume virtually any amount of source feedstock that Buffalo Biodiesel can supply.

Buffalo Biodiesel operates a 28,000 square foot plant on 8 acres of industrial zoned property in Tonawanda, New York a town located  30 miles outside of Buffalo, New York.  The Company’s equipment comprises 2 small trucks, 3 box trucks, 6 trailers, 1 vacuum truck and 3 tractors.  The plant is strategically located near convenient rail transport as well as having access to conventional truck transport for delivery of its product.  BBD employees consist of 4 drivers for collection of WVO, 3 plant operators, 4 sales people and 4 administrative office personnel.   Gross profit margins are in the 65% range while overhead remains very low.

Management anticipates growing the Company by adding sales personnel and expanding the regional footprint to such large urban markets as Cleveland, Rochester, Syracuse, NYC and Albany all of which can be served by the current facility.  Management intends to establish a system of smaller regional hubs for collection where the WVO can then be aggregated and transported in tanker trucks to the centralized plant.

At present, BBD holds a strong competitive advantage in its region in that it has a well located, expandable facility, maintains strong relations with feedstock sources and has a growing customer base.  Relatively modest access to capital will allow BBD to rapidly add to their truck and collection fleet to address a broader market, while building out their plant to optimalize transportation and customer service.

Buffalo Biodiesel Management

Sumit Majumdar, President  & Founder

Mr. Majumdar is the founder of Buffalo Biodiesel Inc.  He served as a Vice President and Chief Executive Officer of several companies in the IT, Biotech, and waste management industries.  Primarily focused on sales, Mr. Majumdar has developed a waste oil collection and sales system that has generated over 1,000 contracts for the company.  He has also been able to secure extensive export markets for the company, having shipped to Korea, Israel, Spain, Germany, Canada and China.  As CEO of Innofone.com (NASDAQ OTCBB: INNF) , Mr. Majumdar was involved at all levels of public reporting to the Securities Exchange Commission.

Michael Fayle- VP of Sales & Marketing

Mr. Fayle brings over 30 years of direct sales experience to the Company with   extensive experience selling and managing sales teams within the Utilities and Service industries primarily in Western New York. He maintains key strategic relationships with small business owners throughout the Western New York region and holds two US Patents.

Joseph Lalonde- Director of Corporate Sales

Mr. Lalonde has 35 years of retail experience, having served as a Vice President of Fays Drugs for 25 years, 8 years with Kinney Drugs as a Vice President and 4 years with Wal-Mart as a store manager and store opener. Mr. Lalonde also serves as Director of Corporate Development for the Upstate Medical University located in Syracuse New York.  Mr. Lalonde is responsible for all of the Wal-Mart accounts currently being serviced by Buffalo Biodiesel Inc.

Thomas Wiley, Plant Operations

Mr. Wiley has over 30 years in the mechanical and fabrication industry.  Hands on, Mr. Wiley served as a Diesel Mechanic for the United States Marine Corps and for several trucking outfits.  Mr. Wiley handles all of the day to day plant operations keeping both production and fleet equipment running for the Buffalo operations.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported.  A summary of significant accounting policies are detailed in notes to the financial statements which are an integral component of this filing.

Revenue Recognition

Revenue from product sales is recognized upon shipment to customers at which time such customers are invoiced.  Units are shipped under the terms of FOB shipping point when determination is made that collectibility is probable.  Revenues for services are recognized upon completion of the services.  For consulting services and other fee-for-service arrangements, revenue is recognized upon completion of the services.  The Company has adopted the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation for comparative purposes.

Stock Based Compensation

In December 2004, the FASB issued a revision of SFAS No. 123 ("SFAS No. 123(R)") that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS No. 123(R) replaces SFAS No. 123 and is effective as of the beginning of January 1, 2006. Based on the number of shares and awards outstanding as of December 31, 2005 (and without giving effect to any awards which may be granted in 2006), we do not expect our adoption of SFAS No. 123(R) in January 2006 to have a material impact on the financial statements.

FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website. The Company has adopted SP FAS 123(R)-5 but it did not have a material impact on its consolidated results of operations and financial condition.

NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

RESULTS OF OPERATIONS

Revenues for the three months ended September 30, 2008 decreased to $0.00 from $475 for the three months ended September 30, 2007 respectively. Revenues for the nine months ended September 30, 2008 decreased to $0.00 from $56,740 for the nine months ended September 30, 2007 respectively. Our future revenue plan is dependent on our ability to effectively introduce our products to our target consumers, generate sales, and obtain contract manufacturing opportunities.

General and administrative expenses for the three months ended September 30, 2008 decreased to $29,205 from $32,672 for three months ended September 30, 2007.  General and administrative expenses for nine months ended September 30, 2008 increased to $86,455 from $41,240 for the nine months ended September 30, 2008, respectively.  The increase in general and administrative expenses relates to employing full time employees and officers during 2008, and relates to increased costs of being a public reporting company, including costs associated with our filings with the pink sheets which matches with our overall business plan.

Selling and marketing expenses for the three months ended September 30, 2008 decreased to $4,102 from $4,671 for the three months ended September 30, 2007.  Selling and marketing expenses for nine months ended September 30, 2008 decreased to $1,065 from $13,849 for the nine months ended September 30, 2007, respectively.  The decrease in sales and marketing services relates to the decrease in the costs associated with hiring investor relations firms, marketing firms, advertising firms, company sponsors, and stock related services also increased travel to promote the sales of our products.

We incurred losses of approximately $33,307, and $57,069 for the three months ended September 30, 2008 and 2007, respectively and incurred losses of $118,406 and $221,729 for the nine months ended September 30, 2008 and 2007, respectively.  Our losses since our inception through September 30, 2008 amount to $1,847,712.  The increase in the loss reflects our investment in product development.

Liquidity and Capital Resources

We have maintained a minimum of three months of working capital in the bank.  This reserve was intended to allow for an adequate amount of time to secure additional funds from investors as needed.

Our cash used in operating activities is $105,583 and $73,244 in the nine months ended September 30, 2008 and 2007 respectively.  The increase is mainly attributable to the increase in operating expenses in the current year.

Cash used in investing activities was $336,000 and $2,519 for the nine months ended September 30, 2008 and 2007, respectively. The increase is due to the investment in Grodfilm Corporation of $45,000, purchase of proprietary technology, and execution of a licensing agreement for media content.

Cash provided by (used in) financing activities was $423,562 and ($3,300) for the nine months ended September 30, 2008 and 2007, respectively. The increase is due to an increase in raising funds from our shareholders to develop our products for sale in the market.  Also the increase is related to the obligation of the payment of our licensing agreement for media content.

SELECTED FINANCIAL DATA
YEARS ENDED DECEMBER 31, 2007 AND 2006

The following information has been summarized from financial information included elsewhere and should be read in conjunction with such financial statements and notes thereto.

Summary of Statements of Operations of HYGN
 Nine months ended December 31, 2007 and 2006

Statement of Operations Data
	Years Ended Decemer 31,	Years Ended December 31,

	2007	2006

Revenues	$56,740	$117,704
Cost of Goods Sold	34,794	66,244
Operating and Other Expenses	755,537	367,069

Net Loss	$(733,591)	$(315,609)

Balance Sheet Data:
	Years Ended Decemer 31,	Years Ended Decemer 31,

	2007	2006

Current Assets	$19,602	$33,935
Total Assets	21,216	37,349
Current Liabilities	53,584	30,875
Non Current Liabilities	394,758	188,892
Total Liabilities	448,342	219,767
Working Capital (Deficit)	(33,982)	3,060
Shareholders'Equity (Deficit)	$(427,126)	$(182,418)

Revenues for the year ended December 31, 2007 decreased to $56,740 from $117,704 for year ended December 31, 2006 respectively. Our future revenue plan is dependent on our ability to effectively introduce our products to our target consumers, generate sales, and obtain contract manufacturing opportunities.

General and administrative expenses for the year ended December 31, 2007 increased to $165,823 from $151,531 for year ended December 31, 2006.  The increase in general and administrative expenses relates to employing full time employees and officers during 2007, and relates to increased costs of being a public company, including costs associated with our filings with the pink sheets which matches with our overall business plan.

Selling and marketing expenses for year ended December 31, 2007 decrease to $17,062 from $36,752 for year ended December 31, 2006.  The decrease in sales and marketing services relates to the reduced costs associated with hiring investor relations firms, marketing firms, advertising firms, company sponsors, and stock related services also increased travel to promote the sales of our products.

We incurred losses of approximately $73, 591, and $315,609 for the years ended December 31, 2007 and 2006, respectively. The increase in the loss reflects the impairment of our prior investment that were unsuccessful ventures.

Liquidity and Capital Resources

We have maintained a minimum of three months of working capital in the bank.  This reserve was intended to allow for an adequate amount of time to secure additional funds from investors as needed.

Our cash used in operating activities is $220,189 and $158,589 in the years ended December 31, 2007 and 2006 respectively.  The increase is mainly attributable to the increase in operating expenses in the current year.

Cash used in investing activities was $0.00 and $10,000 in the years ended December 31, 2007 and 2006 respectively.  The decrease is due to a decrease in purchase of equipment to develop our products.

Cash provided by financing activities was $205,866 and $200,000 in the years ended December 31, 2007 and 2006 respectively. The increase is due to an increase in raising funds from our shareholders to develop our products for sale in the market.

ITEM 3.  PROPERTIES

We lease approximately 2,276 square feet of office space in Miami, Florida, for $5,629.08 per month, $67,548.96 per year.  Our lease is up for renewal August 31, 2011.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the common stock as of December 5, 2008, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each of the Chief Executive Officers and the two (2) most highly compensated executive officers who earned in excess of $100,000 for all services in all capacities (collectively, the “Named Executive Officers”) and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose and is based on 51,206,527 shares beneficially owned as of December 5, 2008. We believe that each individuals or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person; 4770 Biscayne Blvd. Suite 1480, Miami, FL 33330

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Marc A. Walther	5,000,000	9.76
Common	Christopher Balsiero	5,000,000	9.76
Common	Kevin Alexander Sepe	6,600,000	12.89
Common	Seth Eber	3,000,000	5.86
Total beneficially owned		19,600,000	38.27

Changes in Control.

There are no arrangements which may result in a change in control.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

The directors and executive officers of HydroGenetics, their ages and their present positions with the Company are as follows:

Name	Age	Position with HydroGenetics

Marc A. Walther	52	Chief Executive Officer and Director

Marc A. Walther, Product and Application Engineer, has an extensive background developed over 30 years with significant management, engineering and public company experience in a diverse complement of enterprises. Mr. Walther’s expertise creates an environment where he moves technologies from `Proof of Concept to `Commercialization`.

Born and raised in Detroit, Michigan, the heart of America’s automotive industry, Mr. Walther’s career has been centered on businesses that support the Big 3 Automakers: General Motors, The Ford Motor Company, Chrysler and any company that manufacturers metal parts.

Early in his career he was appointed President of the Abrasive Engineering Society of Detroit setting the stage for a long and tireless involvement in the founding, developing and expanding businesses, both private and public corporations.  Within the past twenty years Mr. Walther has filed and been approved as a patent holder for metal polishing that is currently licensed to The Ford Motor Company and Visteon Corporation and purchased assets of major manufacturing plants to create a burgeoning and successful abrasives facility, National Abrasives Systems Co. with sales that exceeded $8.5 million annually.  As a result of the merger of Wright Abrasives, West Michigan Industrial, Ruff Abrasive and Canadian Grinding Wheel Co. with National Abrasives Systems Co.,  Mr. Walther`s companies became one of  the leaders in both Canada and the United States in the distribution and manufacturing of abrasives and grinding wheel products. As part of his expansion plans Mr. Walther built a manufacturing plant in Grand Rapids Michigan which made sanding belts, discs and rolls along with the purchase and consolidation of two major grinding wheel manufacturers in Canada building  for distribution in Canada, the United States and Mexico..

His vast experience garnered through his ventures in the private sector in mergers and acquisitions, corporate turnarounds, negotiations with both Canadian and American governments at all levels, manufacturing and operations served him well as co-founder, CEO and President of AmeriChip International Inc. based north of Detroit, MI.

During his tenure with AmeriChip, Mr. Walther was successful in securing Laser Assisted Chip Control patents from the Inventor and Fraunhoffer Research of Germany. In 2003 Mr. Walther lead  the team that secured a fully reporting OTC Bulletin Board company and merged AmeriChip Inc. a private Michigan company, with the public entity, creating AmeriChip International Inc.  During the ensuing five years, Mr. Walther was responsible for the acquisition of a Tier One private company, implemented business management and accounting systems, implemented Microsoft Great Plains Integrated Software, assisted in the certification of AmeriChip for ISO9000 and TS Compliant Quality Systems securing opportunities to quote for the American automotive giants as well as Eaton Corporation and Caterpillar Inc. and the United States military. In addition, Mr. Walther was responsible for the full implementation of a Laser Laboratory for the development and commercialization of the patented LACC process which led to the development of additional technologies using the original premise of the patent.

In 2007 Mr. Walther successfully negotiated the purchase of KSI Machine and Engineering, of Clinton Township Michigan. The acquisition of KSI as a wholly owned subsidiary transformed AmeriChip into a Tier One Supplier for General Motors, The Ford Motor Company, Chrysler, Honda, Toyoda, Mercedes Benz, Magna, Caterpillar and many others.

Employment Contracts

For all services rendered by the Executive under this Agreement as Chief Executive Officer   of the Company, the Company shall pay the Executive $120,000 annually.  The Executive’s Base Salary shall be payable within the established payroll cycle for the Company’s salaried officers or employees (Monthly).  Salary payments shall be subject to federal withholding and other applicable payroll deductions and taxes.  In addition, the Executive shall receive incentive compensation in the form of a commission based on sales made by the Company, the rate of commission and the terms and conditions upon which a commission is warranted shall be determined by the Board of Directors of the Company.  All salary not paid herein shall accrue for not more than 3 months. The Company shall grant to the Executive options to purchase shares of the Company’s common stock as determined by the Company’s Board of Directors. The option agreement will grant the Executive Options on 4 million (four million) shares of stock of HydroGenetics, Inc. (HYGN) non dilutable per year prorated by months in service as Officer at ..001 per share.

The Executive shall be provided group insurance plans of the Company, and other existing or new perquisites or benefits offered to executive management of the Company.  In the event there are no health care benefits, the Executive will be reimbursed on no more than a quarterly basis for health care that he would contract on his own.

The Executive shall be eligible to receive a bonus as determined by the Company’s Board of Directors.  The Bonus will be $250,000 per year of service.

The Company shall reimburse the Executive for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement upon presentation by the Executive to the Company of appropriate documentation indicating the amount and purpose for such expense, including but not limited to any dollars expended on behalf of the Company for expenses in the ordinary course of business. Executive shall be entitled to four (4) weeks vacation during each year of the Term. There is additional consideration of temporary housing reimbursement through and until June 2009.

Summary Compensation Table

The following table sets forth the cash compensation paid by the Company to its Chief Executive Officer and to all other executive officers for services rendered from January 1, 2006 through December 31, 2007. Michele Tucker was the Chief Executive Officer, President and Principle Financial Officer during those period noted above.  Currently Marc A. Walther is the Chairman, President, Chief Executive Officer and Principal Financial Officer.

2007 AND 2006 SUMMARY COMPENSATION TABLE

2007 AND 2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Michelle Tucker	-	—	—	-	-	—	—	—	—

2007 AND 2006 OPTION EXERCISES AND STOCK VESTED TABLE

2007 AND 2006 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michelle Tucker Chief Executive Officer	—	—	—	—

2007 AND 2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michelle Tucker Chief Executive Officer	—	—	-	-	-

2007 AND 2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michelle Tucker Chief Executive Officer	—	—	—	—	—	-	-

2007 AND 2006 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)	Total ($)
Michelle Tucker Chief Executive Officer	2007 2006	-	— — —	— — —	— —	— —	— —	-

2007 AND 2006 PERQUISITES TABLE

Name	Year	Personal Use of Company Car/Parking	Financial Planning/ Legal Fees	Club Dues	Executive Relocation	Total Perquisites and Other Personal Benefits
Michelle Tucker Chief Executive Officer	2007 2006	— —	— —	— —	— —	— —

2007 AND 2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control
Michelle Tucker Chief Executive Officer	Basic salary	-					-

Compensation of Directors

The directors are not compensated for those services.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Convertible notes payable

On October 30, 2006, the Company issued 8% convertible notes payable aggregating $112,500 in exchange for the reduction of accrued salary of $37,500 to the Company’s then President and $75,000 in exchange for a related party debt. On December 29, 2006, the Company issued convertible notes payable aggregating $41,996 in exchange for the reduction of accrued salary of $18,750 to the Company’s then President and $23,246 in exchange for related party debt and accrued interest.

Additionally, in 2007, the Company issued 8% convertible notes payable aggregating $94,173 in exchange for the reduction of accrued salary of $75,000 to the Company’s President, cash of $10,000 and $9,173 in exchange for related party debt. These notes payable bear 8% interest per annum and mature on 24 months from date of the note through March 2010. These notes payable together with their accrued interest are convertible at the option of the holders into shares of the Company’s common stock at a conversion price equal to $.05 if such closing market price of the Company’s common stock on the date of conversion is at least $.075 per share. However, if the closing market price is below $.075 per share, this will cause a proportionate reduction to the conversion price of $.05 but in no event the conversion price will be less than $.01 per share.

In connection with the 8% convertible notes above, the Company recorded a beneficial conversion since the conversion price was less than the fair market value. For the three and six months ended June 30, 2008 and 2007, the total beneficial conversion feature included in these related party convertible notes payable resulted in an initial debt discount of $0, $58,674 and $50,416, respectively, to be amortized over the term of the notes.

On October 21, 2008, the Company issued 18,125,073 shares of its common stock as conversion of its outstanding convertible debt of $389,641 and all accrued interest at the convertible amount of $.01 for the principle and interest outstanding.

On October 21, 2008 the Company has issued 23,300,000 shares of its common stock as consideration to consultants for the fair value of the services rendered.

On November 24, 2008 the Company issued 8,000,000 as the Company converted $80,649 of its convertible debt for those 8,000,000 shares issued at $.01 conversion rate.

As part of our CEO’s employment agreement he will be issued 4,000,000 per year for three years allocated ratably on a straight line monthly basis

ITEM 8.  LEGAL PROCEEDINGS

We are currently involved in any litigation in the United States District Court in the District of Arizona CV 2008-01327, Peter Strojnik PC v. Global Entertainment Acquisition Corporation; the Company considers this a frivolous case and has not merit.  We are not currently involved in any other litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We trade our common stock currently quoted on the “pink sheets” Bulletin Board under the symbol “HYGN.PK.”

At December 16, 2008, there are 51,206,527 shares of common stock of HYGN outstanding and there were approximately 119 shareholders of record of the Company’s common stock.

The following table sets forth for the periods indicated the high and low bid quotations for HYGN’s common stock.  These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Fiscal Year 2007	High	Low
First Quarter (January - March 2007)	$.00	$.00
Second Quarter (April – June 2007)	$.00	$.00
Third Quarter (July – September 2007)	$.00	$.00
Fourth Quarter (October – December 2007)	$.00	$.00

First Quarter (January - March 2008)	$1.01	$.59
Second Quarter (April – June 2008)	$.0833	$.0333
Third Quarter (July – September 2008)	$.50	$.016
Fourth Quarter (October – December 2008)	$5.00	$.51

On December 14, 2008, the closing bid price of our common stock was $.433

Dividends

HYGN has never paid dividends on any of its common stock shares. HYGN does not anticipate paying dividends at any time in the foreseeable future and any profits will be reinvested in HYGN’s business.  HYGN’s Transfer Agent and Registrar for the common stock is Pacific Transfer Agent located in Las Vegas, Nevada.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

On October 21, 2008 the Company has issued 23,300,000 shares of its common stock as consideration to consultants for the fair value of the services rendered.  The value of those shares was determined based on the trading value of the stock at the dates on which the agreements were entered into for the services.   The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act. A legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

On October 21, 2008, the Company issued 18,125,073 shares of its common stock as conversion of its outstanding convertible debt of $389,641 and all accrued interest at the convertible amount of $.01 for the principle and interest outstanding.  The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act. A legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

On November 24, 2008 the Company issued 8,000,000 as the Company converted $80,649 of its convertible debt for those 8,000,000 shares issued at $.01 conversion rate.  The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act. A legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITES TO BE REGISTERED

General

Our authorized capital stock consists of 1,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of Preferred, $.001 par value per share.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issued upon exercise of stock options and/or warrants, will be fully paid and non-assessable.  Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders, except that a plurality is required for the election of directors.  In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and pro-ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.  The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.  Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors, and the holders of the remaining shares by themselves cannot elect any directors.  Holders of common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

The Preferred Stock will be "blank check" preferred stock, giving the Board the authorization to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required approving a change in control of the Company.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying cash dividends on our common shares in the foreseeable future.  We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

Stock Option Plan

On April 30, 2004, the Board of Directors of the Company adopted, and on April 30, 2004, a majority of the Company's stockholders approved, the 2004 Stock Option Plan (the "Plan").  The Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 ("Code") or as non-qualified stock options. The purpose of the Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with an equity participation in the Company.

The Plan is administered by the Option Committee of the Board of Directors (the "Committee"), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. The exercise price of incentive stock options granted under the Plan is required to be no less than the fair market value of the common stock on the date of grant (110% in the case of a greater than 10% stockholder). The exercise price of non-qualified stock options is required to be no less than the fair market value of the common stock on the date of grant. Options may be granted for terms of up to 10 years (5 years in the case of incentive stock options granted to greater than 10% stockholders). No Optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an Optionee ceases to be employed by, or ceases to have a relationship with the Company, such Optionee’s options expire six months after termination of the employment or consulting relationship by reason of death, one year after termination by reason of permanent disability, immediately upon termination for cause and three months after termination for any other reason.

In order to exercise an option granted under the Plan, the Optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; or (ii) at the discretion of the Committee, by delivering shares of common stock already owned by the Optionee that have a fair market value equal to the applicable exercise price; or (iii) with the approval of the Committee, with monies borrowed from the Company.

Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the Plan. The Committee may at any time discontinue granting options under the Plan or otherwise suspend, amend or terminate the Plan and may, with the consent of an Optionee, make such modification of the terms and conditions of such Optionee’s option as the Committee shall deem advisable. However, the Committee has no authority to make any amendment or modifications to the Plan or any outstanding option which would: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the Plan, either in the aggregate or by an optioned, except in connection with certain antidilution adjustments; (ii) change the designation of the class of employees eligible to receive qualified options; (iii) extend the terms of the Plans or the maximum option period thereunder; (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the Plan, except in connection with certain antidilution adjustments; or (v) cause qualified stock options issued under the Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to stockholder approval thereof within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the Plan.

The Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optioned will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the Plans or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax. If no disposition of the shares acquired upon exercise is made by the optioned within two years from the date of grant or within one year from the date the shares are transferred to the optioned, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optioned disposes of the shares within either of the periods mentioned above, the optioned will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

As of September 30, 2008, no options have been granted and are outstanding as of the date herein.

Options and Warrants:

As of September 30, 2008 there were no options and no warrants outstanding to acquire shares of the Company’s common stock outstanding except options issued to our CEO in the amount of 4,000,000.

Convertible Securities

The Company issued 18,125,073 shares of its common stock as conversion of its outstanding convertible debt of $389,641 and all accrued interest at the convertible amount of $.01 for the principle and interest outstanding.

On November 24, 2008 the Company issued 8,000,000 as the Company converted $80,649 of its convertible debt for those 8,000,000 shares issued at $.01 conversion rate.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3)

Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S.607.0850(9).

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See index to financial statements.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the period ended September 30, 2008 or any interim period.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our recent fiscal year or any later interim period.

ITEMS 15 FINANCIAL STATEMENTS AND EXHIBITS

HYDROGENTICS, INC. INDEX

TABLE OF CONTENTS
Page

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Balance Sheet at September 30, 2008 and December 31, 2007	F-2

Statements of Operations for the three and nine months ended
September 30, 2008 and 2007	F-3

Statements of Stockholders’ Equity for the nine months ended
September 30, 2008 and 2007	F-4

Statements of Cash Flows for the nine months ended
September 30, 2008 and 2007	F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-6

HYDROGENETICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS:

CURRENT ASSETS
Cash	$1,581	$19,602
Total current assets	1,581	19,602

PROPERTY AND EQUIPMENT, net	714	1,614

Proprietary technology	41,000	-
License agreement - media content	250,000	-
Investment in Grodfilm Corporation	45,000	-
TOTAL ASSETS	$338,295	$21,216

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$17,461	$15,995
Accrued expenses and other liabilities	48,044	37,588
Notes payable - affiliate	83,333	-
Total current liabilities	148,839	53,583

Notes payable - affiliate	207,667	-
Convertible notes payable - related party, net of discount	113,576	192,341
Convertible notes payable, net of discount	413,746	202,417
TOTAL LIABILITIES	883,826	448,341

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT:
Preferred stock, $.001 par value, 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.001 par value, 1,000,000,000 shares authorized; 40,680,190 issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	40,680	40,680
Common stock issuable 160,000 as of September 30, 2008 and December 31, 2007, respectively	160	160
Additional paid-in capital	1,261,340	1,261,340
Accumulated deficit	(1,847,712)	(1,729,306)
Total stockholders' deficit	(545,531)	(427,126)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$338,295	$21,216

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYDROGENETICS INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 - unaudited

	Three Months		Nine Months
	2008	2007	2008	2007

Revenue	$-	$475	$-	$56,740

Cost of sales	-	220	-	35,344
GROSS PROFIT	-	255	-	21,397

OPERATING EXPENSES:
General and administrative	29,205	32,672	86,455	41,240
Selling and marketing	4,102	4,671	1,065	13,849
Depreciation and amortization	-	450	900	1,350
Total operating expenses	33,307	37,793	88,419	56,439
OPERATING LOSS	(33,307)	(37,538)	(88,419)	(35,042)

OTHER (INCOME) AND EXPENSES
Gain from spin off of subsidiary			-	103,500
Interest expenses	-	19,531	29,987	83,186
Total other expense	-	19,531	29,987	186,686

NET LOSS	$(33,307)	$(57,069)	$(118,406)	$(221,729)

NET LOSS PER SHARE:

Weighted average shares outstanding - basic and diluted	39,696,859	36,589,489	38,687,569	38,899,690

Loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)

The accompanying notes are an integral part of these condensed consolidated financial statements

HYDROGENETICS, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2008 - unaudited

	Common Stock		Preferred Stock		Common Stock Issuable		Additional Paid-in	Accumulated	Deferred	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	Deficit

Balance at December 31, 2006	37,402,120	$37,402	-	$-	165,000	$165	$812,397	$(995,715)	$(36,667)	$(182,418)

Common stock issued for services	4,813,070	4,813	-	-	-	-	538,502	-	(30,000)	513,315

Common stock issued for debt	565,000	565	-	-	(5,000)	(5)	-	-	-	560

Beneficial conversion for convertible debt	-	-	-	-	-	-	150,341	-	-	150,341

Common stock cancelled	(2,100,000)	(2,100)	-	-	-	-	(239,900)	-	-	(242,000)

Amortization of deferred compensation	-	-	-	-	-	-	-	-	66,667	66,667

Net loss	-	-			-	-	-	(733,591)	-	(733,591)

Balance at December 31, 2007	40,680,190	40,680	-	-	160,000	160	1,261,340	(1,729,306)	-	(427,126)

Net loss	-	-	-	-	-	-	-	(118,406)	-	(118,405)

Balance at September 30, 2008	40,680,190	$40,680	-	$-	160,000	$160	$1,261,340	$(1,847,712)	$-	$(545,531)

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYDROGENETICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 - unaudited

	2008	2007

Net (loss)	$(118,406)	$(221,729)
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	900	1,350
Stock issued for compensation	-	79,500
Amortization of debt discount	-	53,050
Gain from the spin off of subsidiary	-	(103,500)
Changes in assets and liabilities:
Accrued liabilities	10,456	24,336
Accounts payable	1,466	103,724
Prepaid expenses	-	(49)
Deferred revenue	-	(9,926)
Net cash used in operating activities	(105,584)	(73,244)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of proprietory technology	(41,000)	-
Investment in Grodfilm Corporation	(45,000)	-
Licensing contract - current portion	(83,333)	-
Licensing contract - long term portion	(166,667)	(2,519)
Net cash used in investing activities	(336,000)	(2,519)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from related party	41,000	-
Licensing obligation - current portion	83,333	-
Licensing obligation - long term portion	166,667	-
Proceeds of related party advances	113,576	(23,347)
Repayment of convertible notes payables	(20,000)	(4,953)
Proceeds from convertible notes payables	38,987	25,000
Net cash provided by (used in) financing activities	423,562	(3,300)

INCREASE IN CASH	(18,021)	(79,063)
CASH, BEGINNING OF PERIOD	19,602	161,982
CASH, END OF THE PERIOD	$1,581	$82,919

Supplemental disclosure of cash flow information:
Income taxes	$-	$-
Interest paid	$-	$-

Supplemental disclosure of non-cash investing and financing activities
Common stock issued for related party debt	$137,362	$40,000
Common stock issued for convertible debt	$187,786	$-
Issuance of 8% convertible notes payable for payment of accrued salaries	$18,750	$-
Licensing agreement	$250,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements

HYDROGENETICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007

NOTE 1 - DESCRIPTION OF BUSINESS

HydroGenetics, Inc.  (the “Company’), incorporated in the State of Florida on October 28, 1996.  HydroGenetics, Inc. is in the business of acquiring and operating emerging businesses in the alternative energy sector. HydroGenetics strives to find companies that are using unique cutting edge technologies for the betterment of the environment. It is the company's mission to incubate these emerging companies into revenue producing, profitable businesses utilizing investment capital and other resources including management and strategic planning for the benefit of its business units. HydroGenetics owns HydroAxis Technologies, Inc. a wholly owned technology development company and Pacific Lights Entertainment, a cutting edge film and entertainment company.

In 2001 the Company changed its name from Explorations of Boca Raton, Inc. changed its name to Explorations Entertainment & Education, Inc. In 2002 the Company changed its name to Pop Starz, Inc.  In August 2008 the Company changed its name to Global Entertainment Acquisition Corp., a film production company focused on producing small budget films in the Comedy and Science Fiction sector while developing emerging writers, directors and actors.  In September 2008, the Company changed its name to HYDROGENETICS, Inc.

In as Explorations of Boca Raton, Inc., operated a dance-training centers concentrating on the musical genre known as Hip Hop and Pop for kids and teens (beginners to advanced) and a singing competition through a subsidiary. The Company was a wholly-owned subsidiary of Explorations Group, Inc., a publicly held company (“Explorations”) until September 9, 2004.

On September 9, 2004, Explorations acquired all of the issued and outstanding stock of Parking Pro, Inc., a New York corporation ("Parking Pro"). Effective December 31, 2004, Explorations spun-off its stock in the Company to all Explorations common shareholders, and those entitled to dividends as if a common shareholder, of record as of the close of business on the day preceding the Closing (September 8, 2004), issuing an aggregate of 3,986,433 common shares of the Company.   Prior to the spin-off, there were 1,500,000 common shares of Pop Starz issued and outstanding and held by Explorations.  Accordingly, the issuance of additional 2,004,533 common shares was treated by the Company as a recapitalization with common stock par value increased by $2,005 and $2,005 charge to additional paid-in capital.  Accordingly, the financial statements have been retroactively restated to reflect the reorganization for the periods presented.  Upon the spin-off, all liabilities owed to Explorations by the Company were cancelled.

On July 5, 2006, the Company formed three wholly-owned subsidiaries in the State of Florida. The three subsidiaries are Pop Starz Records, Inc., Pop Starz Model and Talent Corp., and Pop Starz Productions, Inc. (now known as The Next Pop Star, Inc.)

Pop Starz Records, Inc. (“PSR”) is a Florida corporation and is engaged in the business of developing, producing, licensing, acquiring and distributing recorded music, primarily in the popular Hip Hop and Pop genres. Through June 29, 2007, Pop Starz Records, Inc. (“PSR”) was a majority-owned subsidiary of the Company.  Effective June 29, 2007, the Company distributed 4,905,200 shares of common stock (61.5%) of PSR to all Pop Starz, Inc. common shareholders, and those entitled to dividends as if a common shareholder, on the basis of one registered share for every ten shares of Pop Starz, Inc. beneficially owned as of the record date.

NOTE 2 - BASIS OF PRESENTATION

Interim Financial Statements

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

NOTE 3. GOING CONCERN

As indicated in the accompanying financial statements, the Company has incurred cumulative net operating losses of $1,847,412 since inception. So far, most of the working capital has been provided by the Company's management team members. They have done so since HYDROGENETICS' inception and have indicated their continued support for HydroGenetics; however, there is no assurance that additional funds will be advanced. These matters raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.
As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported.  A summary of significant accounting policies are detailed in notes to the financial statements which are an integral component of this filing.

Revenue Recognition

Revenue from product sales is recognized upon shipment to customers at which time such customers are invoiced.  Units are shipped under the terms of FOB shipping point when determination is made that collectibility is probable.  Revenues for services are recognized upon completion of the services.  For consulting services and other fee-for-service arrangements, revenue is recognized upon completion of the services.  The Company has adopted the Securities and Exchange Commission’s Staff Accounting Bulletin (SAB) No. 104, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

Recent Accounting Pronouncements

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The FSP affects entities that accrue dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the award. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP EITF 03-6-1 on its consolidated financial position and results of operations.

Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an entity's Own Stock

In June 2008, the FASB ratified EITF Issue No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock" (EITF 07-5).  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions.  It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation.  EITF 07-5 is effective for fiscal years beginning after December 15, 2008.  The Company is currently assessing the impact of EITF 07-5 on its consolidated financial position and results of operations.

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion ( Including Partial Cash Settlement)

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized.  The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations.  The FSP requires retrospective application to the terms of instruments as they existed for all periods presented.  The FSP is effective as of January 1, 2009 and early adoption is not permitted.  The Company is currently evaluating the potential impact of FSP APB 14-1 upon its consolidated financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (FAS No.162).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements.  SFAS No. 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles".  The implementation of this standard will not have a material impact on the Company's consolidated financial position and results of operations.

Determination of the Useful Life of Intangible Assets

In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position on Financial Accounting Standard (“FSP FAS”) No. 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets”.  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles.    The Company is currently evaluating the potential impact of FSP FAS No. 142-3 on its consolidated financial statements.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”, (SFAS 161). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS No. 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS No. 161 on the Company’s consolidated financial statements.

Delay in Effective Date

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations” (SFAS 141(R)).  This Statement replaces the original SFAS No. 141.  This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of SFAS No. 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS No. 141(R) establishes principles and requirements for how the acquirer:

a.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.

b.	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.

c.	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. The Company does not expect the effect that its adoption of SFAS No. 141(R) will have on its consolidated results of operations and financial condition.

Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (SFAS No. 160).  This Statement amends the original Accounting Review Board (ARB) No. 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and may not be applied before that date.  The does not expect the effect that its adoption of SFAS No. 160 will have on its consolidated results of operations and financial condition.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of SFAS No. 115” (SFAS No. 159), which becomes effective for the Company on February 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 5 - RELATED PARTY TRANSACTIONS

Convertible notes payable

On October 30, 2006, the Company issued 8% convertible notes payable aggregating $112,500 in exchange for the reduction of accrued salary of $37,500 to the Company’s then President and $75,000 in exchange for a related party debt. On December 29, 2006, the Company issued convertible notes payable aggregating $41,996 in exchange for the reduction of accrued salary of $18,750 to the Company’s then President and $23,246 in exchange for related party debt and accrued interest.

Additionally, in 2007, the Company issued 8% convertible notes payable aggregating $94,173 in exchange for the reduction of accrued salary of $75,000 to the Company’s President, cash of $10,000 and $9,173 in exchange for related party debt. These notes payable bear 8% interest per annum and mature on 24 months from date of the note through March 2010. These notes payable together with their accrued interest are convertible at the option of the holders into shares of the Company’s common stock at a conversion price equal to $.05 if such closing market price of the Company’s common stock on the date of conversion is at least $.075 per share. However, if the closing market price is below $.075 per share, this will cause a proportionate reduction to the conversion price of $.05 but in no event the conversion price will be less than $.01 per share.

In connection with the 8% convertible notes above, the Company recorded a beneficial conversion since the conversion price was less than the fair market value. For the three and six months ended June 30, 2008 and 2007, the total beneficial conversion feature included in these related party convertible notes payable resulted in an initial debt discount of $0, $58,674 and $50,416, respectively, to be amortized over the term of the notes.

On October 21, 2008, the Company issued 18,125,073 shares of its common stock as conversion of its outstanding convertible debt of $389,641 and all accrued interest at the convertible amount of $.01 for the principle and interest outstanding.

On October 21, 2008 the Company has issued 23,300,000 shares of its common stock as consideration to consultants for the fair value of the services rendered.

On November 24, 2008 the Company issued 8,000,000 as the Company converted $80,649 of its convertible debt for those 8,000,000 shares issued at $.01 conversion rate.

As part of our CEO’s employment agreement he will be issued 4,000,000 per year for three years allocated ratably on a straight line monthly basis

The Company entered into a licensing agreement with an affiliate to market and distribute, content media for the amount $250,000.  This licensing agreement is payable over a three (3) year period.  The Company pays the licensing agreement quarterly to the licensee.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

On October 30, 2006, the Company issued a convertible note payable amounting to $200,000 to an unrelated party. The note payable bears 8% interest per annum and matures on October 30, 2008. The note payable together with the accrued interest is convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $.05 if such closing market price of the Company’s common stock on the date of conversion is at least $.075 per share. However, if the closing market price is below $.075 per share, this will cause a proportionate reduction to the conversion price of $.05 but in no event the conversion price will be less than $.01 per share.

On March 1, 2007, the Company issued a convertible note payable amounting to $25,000 to an unrelated party and in July 2007, the Company issued a convertible note payable amounting to $50,000. Additionally, in the December 31, 2007, the Company issued convertible notes in the amount of $23,250. These notes were immediately cancelled and the funds were returned, in January 2008.  The notes payable bear 8% interest per annum and mature through July 2009. The note payable together with the accrued interest is convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $.05 if such closing market price of the Company’s common stock on the date of conversion is at least $.075 per share. However, if the closing market price is below $.075 per share, this will cause a proportionate reduction to the conversion price of $.05 but in no event the conversion price will be less than $.01 per share.

In connection with the 8% convertible notes above, the Company recorded a beneficial conversion since the conversion price was lesser than the fair market value. For the three months ended June 30, 2008, and for the years ended December 31, 2007 and 2006, the total beneficial conversion feature included in the convertible note payable resulted in an initial debt discount of $0, $75,000 and $100,000, respectively, to be amortized over the term of the notes.

At September 30, 2008, accrued interest payable related to these notes amounted to $27,611 and $20,266, respectively.

NOTE 7 - EQUITY

General

Our authorized capital stock consists of 1,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of Preferred, $.001 par value per share.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issued upon exercise of stock options and/or warrants, will be fully paid and non-assessable.  Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders, except that a plurality is required for the election of directors.  In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.  The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.  Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors, and the holders of the remaining shares by themselves cannot elect any directors.  Holders of common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

The Preferred Stock will be "blank check" preferred stock, giving the Board the authorization to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying cash dividends on our common shares in the foreseeable future.  We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

Stock Option Plan

On April 30, 2004, the Board of Directors of the Company adopted, and on April 30, 2004, a majority of the Company's stockholders approved, the 2004 Stock Option Plan (the "Plan").  The Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 ("Code") or as non-qualified stock options. The purpose of the Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with an equity participation in the Company.

The Plan is administered by the Option Committee of the Board of Directors (the "Committee"), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. The exercise price of incentive stock options granted under the Plan is required to be no less than the fair market value of the common stock on the date of grant (110% in the case of a greater than 10% stockholder). The exercise price of non-qualified stock options is required to be no less than the fair market value of the common stock on the date of grant. Options may be granted for terms of up to 10 years (5 years in the case of incentive stock options granted to greater than 10% stockholders). No Optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an Optionee ceases to be employed by, or ceases to have a relationship with the Company, such Optionee’s options expire six months after termination of the employment or consulting relationship by reason of death, one year after termination by reason of permanent disability, immediately upon termination for cause and three months after termination for any other reason.

In order to exercise an option granted under the Plan, the Optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; or (ii) at the discretion of the Committee, by delivering shares of common stock already owned by the Optionee that have a fair market value equal to the applicable exercise price; or (iii) with the approval of the Committee, with monies borrowed from the Company.

Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the Plan. The Committee may at any time discontinue granting options under the Plan or otherwise suspend, amend or terminate the Plan and may, with the consent of an Optionee, make such modification of the terms and conditions of such Optionee’s option as the Committee shall deem advisable. However, the Committee has no authority to make any amendment or modifications to the Plan or any outstanding option which would: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the Plan, either in the aggregate or by an optioned, except in connection with certain antidilution adjustments; (ii) change the designation of the class of employees eligible to receive qualified options; (iii) extend the terms of the Plans or the maximum option period thereunder; (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the Plan, except in connection with certain antidilution adjustments; or (v) cause qualified stock options issued under the Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to stockholder approval thereof within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the Plan.

The Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optioned will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the Plans or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax. If no disposition of the shares acquired upon exercise is made by the optioned within two years from the date of grant or within one year from the date the shares are transferred to the optioned, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optioned disposes of the shares within either of the periods mentioned above, the optioned will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

As of September 30, 2008, no options have been granted and are outstanding as of the date herein.

Options and Warrants:

As of September 30, 2008 there were no options and no warrants outstanding to acquire shares of the Company’s common stock outstanding. The Company will not be issuing warrants in any future offering.

Convertible Securities

The Company issued 18,125,073 shares of its common stock as conversion of its outstanding convertible debt of $389,641 and all accrued interest at the convertible amount of $.01 for the principle and interest outstanding.

On November 24, 2008 the Company issued 8,000,000 as the Company converted $80,649 of its convertible debt for those 8,000,000 shares issued at $.01 conversion rate.

NOTE 8 – LICENSING AGREEMENT

	September 30, 2008	December 31, 2007
The Company entered into a licensing agreement with and affiliate to market and distribute, content media for the amount $250,000. This licensing agreement is payable over a three (3) year period. The Company pays the licensing agreement quarterly to the licensee.	$250000	$0.00
Total long-term license payable	250,000	0.00
Less current portion	83,333	0.00
Long-term portion of license payable	$166,667	$0.00

NOTE 9 – SUBSEQUENT EVENTS

On October 1, 2008, the Company approved and reverse split of 10,000 to 1 reverse.

On October 21, 2008, the Company issued 18,125,073 shares of its common stock as conversion of its outstanding convertible debt of $389,641 and all accrued interest at the convertible amount of $.01 for the principle and interest outstanding.

On October 21, 2008, the Company issued 23,300,000 common shares to affiliates for services rendered and accordance with their agreements.

On November 24, 2008 the Company issued 8,000,000 as the Company converted $80,649 of its convertible debt for those 8,000,000 shares issued at $.01 conversion rate.

Independent Auditor’s Report

To the Stockholders
Hydrogenetics, Inc. F/K/A Popstarz, Inc.
Miami, Florida

We have audited the accompanying condensed consolidated balance sheets of Hydrogenetics, Inc. F/K/A Popstarz, Inc. as of December 31, 2007 and 2006, and the related condensed consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hydrogenetics, Inc. F/K/A Popstarz, Inc, as of December 31, 2007 and 2006 and the results of its operations for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the condensed consolidated financial statements, the Company has net losses of $1,729,306 since inception, has a shareholders' deficit of $ 427,126 at December 31, 2007 and for the year ended December 31, 2007, used cash in operations of $220,189. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/	Kramer Weisman and Associates, LLP
Certified Public Accountants

December 10, 2008
Davie, Florida

HYDROGENETICS, INC. F/K/A POPSTARZ, INC.

TABLE OF CONTENTS

Page

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:	F-17
Kramer, Weisman and Associates, LLP

CONSOLIDATED FINANCIAL STATEMENTS:

Balance Sheet at December 31, 2007 and 2006	F-19

Statements of Operations for the years ended December 31, 2007 and 2006	F-20

Statements of Stockholders' Equity for the years ended December 31, 2007 and 2006	F-21

Statements of Cash Flows for the years ended December 31, 2007 and 2006	F-22

NOTES TO FINANCIAL STATEMENTS	F-23

HYDROGENETICS, INC. F/K/A/ POPSTARZ, INC.
CONDENSED CONSOLIDATED BALANCES SHEETS
FOR YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS:

CURRENT ASSETS
Cash	$19,602	$33,935
Total current assets	19,602	33,935

PROPERTY AND EQUIPMENT, net	1,614	3,414

TOTAL ASSETS	$21,216	$37,349

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY:

CURRENT LIABILITIES:
Accounts payable	$15,996	$11,116
Accrued expenses and other liabilities	37,588	9,833
Deferred revenue - current portion	-	9,926
Total current liabilities	53,584	30,875

Convertible notes payable - related party, net of discount	192,341	80,559
Convertible notes payable, net of discount	202,417	108,333
Total liabilities	448,342	219,767

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ DEFICIENCY:
Preferred stock, $.001 par value, 1,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized,
40,680,190 and 37,402,120 shares issued and outstanding as of
December 31, 2007 and 2006, respectively	40,680	37,402
Common stock issuable 220,000 and 165,000 as of
December 31, 2007 and 2006, respectively	160	165
Paid-in capital	1,261,340	812,397
Accumulated deficit	(1,729,306)	(995,715)
Deferred compensation	-	(36,667)
Total stockholders’ deficiency	(427,126)	(182,418)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$21,216	$37,349

The accompanying notes are an integral part of these consolidated financial statements.

HYDROGENETICS, INC. F/K/A/ POPSTARZ, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
REVENUES:
Revenues	56,740	117,704

COST OF SALES	34,794	66,244
GROSS PROFIT	21,946	51,460

OPERATING EXPENSES:
General and administrative expenses	165,823	151,531
Sales and marketing expenses	17,062	36,752
Depreciation expense	1,800	1,800
Total operating expenses	184,686	190,083
OPERATING LOSS	(162,740)	(138,623)

OTHER (INCOME) AND EXPENSES
Interest expense	126,866	21,954
Interest Income	(4,836)	-
Impairment of assets	448,822	155,032
Total other expense	570,851	176,986

LOSS BEFORE INCOME TAXES	(733,591)	(315,609)

NET LOSS	$(733,591)	$(315,609)

NET LOSS PER SHARE:
Basic and diluted:	$(0.02)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted:	39,888,551	31,312,383

The accompanying notes are an integral part of these consolidated financial statements.

HYDROGENETICS, INC. F/K/A/POPSTARZ, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock		Preferred Stock		Common Stock Issuable		Paid-in	Accumulated	Deferred
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	Total

December 31, 2005	12,402,120	$12,402	-	$-	-	$-	$571,637	$(680,106)	$(450)	$(96,517)

Common stock issuable for services	-	-	-	-	165,000	165	47,135	-	(40,000)	7,300

Common stock issued for debt	25,000,000	25,000	-	-	-	-	15,000	-	-	40,000

Beneficial conversion for convertible debt	-	-	-	-	-	-	178,625	-	-	178,625

Amortization of deferred compensation	-	-	-	-	-	-	-	-	3,783	3,783

Net loss	-	-	-	-			-	(315,609)		(315,609)

December 31, 2006	37,402,120	$37,402	-	$-	165,000	$165	$812,397	$(995,715)	$(36,667)	$(182,418)

Common stock issuable for services	4,813,070	4,813	-	-	-	-	538,502	-	(30,000)	513,315

Common stock issued for debt	565,000	565	-	-	(5,000)	(5)	-	-		560

Beneficial conversion for convertible debt	-	-	-	-	-	-	150,341	-		150,341

Cancellation of common stock	(2,100,000)	(2,100)	-	-	-	-	(239,900)	-		(242,000)

Amortization of deferred compensation	-	-	-	-	-	-	-	-	66,667	66,667

Net loss	-	-	-	-	-	-	-	(733,591)		(733,591)

December 31, 2007	40,680,190	$40,680	-	$-	160,000	$160	$1,261,340	$(1,729,306)	$-	$(427,126)

The accompanying notes are an integral part of these consolidated financial statements.

HYDROGENETICS, INC. F/K/A/ POPSTARZ,INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(733,591)	$(315,609)
Adjustments to reconcile net loss to net cash
used in operating activities:
Issuance of stock as consideration for services	271,875	7,300
Issuance of stock for payment of debt	30,000	40,000
Beneficial conversion of convertible debt	150,341	178,625
Deprecation and amortization	1,800	1,800
Deferred compensation	36,667	(36,667)
Amortization of deferred compensation	-	3,783
Changes in operating assets and liabilities:
Accounts payable	4,890	(11,858)
Accrued expenses and other liabilities	27,755	(35,889)
Deferred revenue	(9,926)	9,926
Net cash used in operating activities	(220,189)	(158,589)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchasing of intangible assets	-	(10,000)
Net cash used in investing activities	-	(10,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	205,866	200,000
Net cash provided by financing activities	205,866	200,000

(DECREASE) INCREASE IN CASH	(14,323)	31,411
CASH, BEGINNING OF YEAR	33,925	2,514
CASH, END OF YEAR	$19,602	$33,925

SUPPLEMENTAL CASH FLOW INFORMATION:
Taxes paid	$-	$-
Interest paid	$-	$-

Supplemental disclosure of non-cash investing and financing activities
Common stock issued for related party debt	$30,000	$40,000
Issuance of 8% convertible notes payment of affiliate debts	$24,166	$98,246
Issuance of 8% convertible notes payment of accrued salaries	$75,000	$56,250
Debt discount recorded as paid in capital	$150,341	$178,625

The accompanying notes are an integral part of these consolidated financial statements.

HYDROGENETICS, INC. (F/K/A) POPSTARZ, ING.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007

NOTE 1 - DESCRIPTION OF BUSINESS

Hydrogenetics, Inc. (the “Company, Hydro Genetics”), incorporated in the State of Florida on October 28, 1996. Hydro Genetics, Inc. is in the business of acquiring and operating emerging businesses in the alternative energy sector. Hydro Genetics strives to find companies that are using unique cutting edge technologies for the betterment of the environment. It is the company’s mission to incubate these emerging companies into revenue producing, profitable businesses utilizing investment capital and other resources including management and strategic planning for the benefit of its business units. Hydro Genetics owns Hydro Axis Technologies, Inc. a wholly owned technology development company and Pacific Lights Entertainment, a cutting edge film and entertainment company.

In 2001 the Company changed its name from Explorations of Boca Raton, Inc. changed its name to Explorations Entertainment & Education, Inc. In 2002 the Company changed its name to Pop Starz, Inc. In August 2008 the Company changed its name to Global Entertainment Acquisition Corp., a film production company focused on producing small budget films in the Comedy and Science Fiction sector while developing emerging writers, directors and actors. In September 2008, the Company changed its name to Hydro Genetics, Inc.

In as Explorations of Boca Raton, Inc., operated a dance-training centers concentrating on the musical genre known as Hip Hop and Pop for kids and teens (beginners to advanced) and a singing competition through a subsidiary. The Company was a wholly- owned subsidiary of Explorations Group, Inc., a publicly held company (“Explorations”) until September 9, 2004.

On September 9, 2004, Explorations acquired all of the issued and outstanding stock of Parking Pro, Inc., a New York corporation (“Parking Pro”). Effective December 31, 2004, Explorations spun-off its stock in the Company to all Explorations common shareholders, and those entitled to dividends as if a common shareholder, of record as of the close of business on the day preceding the Closing (September 8, 2004), issuing an aggregate of 3,986,433 common shares of the Company. Prior to the spin-off, there were 1,500,000 common shares of Pop Starz issued and outstanding and held by Explorations. Accordingly, the issuance of additional 2,004,533 common shares was treated by the Company as a recapitalization with common stock par value increased by $2,005 and $2,005 charge to additional paid-in capital. Accordingly, the financial statements have been retroactively restated to reflect the reorganization for the periods presented. Upon the spin-off, all liabilities owed to Explorations by the Company were cancelled.

On July 5, 2006, the Company formed three wholly-owned subsidiaries in the State of Florida. The three subsidiaries are Pop Starz Records, Inc., Pop Starz Model and Talent Corp., and Pop Starz Productions, Inc. (now known as The Next Pop Star, Inc.)

Pop Starz Records, Inc. (“PSR”) is a Florida corporation and is engaged in the business of developing, producing, licensing, acquiring and distributing recorded music, primarily in the popular Hip Hop and Pop genres. Through June 29, 2007, Pop Starz Records, Inc. (“PSR”) was a majority-owned subsidiary of the Company. Effective June 29, 2007, the Company distributed 4,905,200 shares of common stock (61.5%) of PSR to all Pop Starz, Inc. common shareholders, and those entitled to dividends as if a common shareholder, on the basis of one registered share for every ten shares of Pop Starz, Inc. beneficially owned as of the record date.

NOTE 2. GOING CONCERN

As indicated in the accompanying financial statements, the Company has incurred cumulative net operating losses of $1,729,306 since inception. So far, most of the working capital has been provided by the Company’s management team members. They have done so since Hydro Genetics’ inception and have indicated their continued support for Hydro Genetics; however, there is no assurance that additional funds will be advanced. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies are as follows:

Basis of Presentation

The Company has produced minimal revenue from its principal business and is a development stage company as defined by the Statement of Financial Accounting Standards (SFAS) No. 7 “Accounting and Reporting by Development State Enterprises”.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statement” which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

Advertising Costs

All advertising costs are charged to expense as incurred. Advertising expense for the years ended December 31, 2007 and 2006 was approximately $7,840 and $8,191, respectively.

Accounts Receivable

Substantially all of the Company’s accounts receivable balance is relate to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped in categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2007, cash and cash equivalents include cash on hand and cash in the bank.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculated depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation/ Amortization Period
Furniture and Fixture	3 Years
Office equipment	3 Years
Leasehold improvements	5 Years

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were events and changes in circumstances that necessitated an impairment of long lived assets for the years ended December 31, 2007 and 2006 was approximately $448,822 and $155,032, respectively.

Income Taxes

Deferred income taxes are provided based on the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Concentration of Credit Risk

The Company maintains its operating cash balances in banks in Miami, Florida. The Federal Depository Insurance Corporation (FDIC) insures accounts at each institution up to $100,000.

Earnings Per Share

Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. As of December 31, 2007, there were no potential dilutive instruments that could result in share dilution.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities, income tax payable and related party payable approximate fair value due to their most maturities.

Recent Accounting Pronouncements

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The FSP affects entities that accrue dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the award. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of FSP EITF 03-6-1 on its consolidated financial position and results of operations.

Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an entity’s Own Stock

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 07-5 on its consolidated financial position and results of operations.

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The FSP is effective as of January 1, 2009 and early adoption is not permitted. The Company is currently evaluating the potential impact of FSP APB 14-1 upon its consolidated financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (FAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The implementation of this standard will not have a material impact on the Company’s consolidated financial position and results of operations.

Determination of the Useful Life of Intangible Assets

In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position on Financial Accounting Standard (“FSP FAS”) No. 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles. The Company is currently evaluating the potential impact of FSP FAS No. 142-3 on its consolidated financial statements.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”, (SFAS 161). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS No. 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS No. 161 on the Company’s consolidated financial statements.

Delay in Effective Date

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations” (SFAS 141 (R)). This Statement replaces the original SFAS No. 141. This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of SFAS No. 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS No. 141 (R) establishes principles and requirements for how the acquirer:

a.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.
b.	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.
c.	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. The Company does not expect the effect that its adoption of SFAS No. 141 (R) will have on its consolidated results of operations and financial condition.

Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (SFAS No. 160). This Statement amends the original Accounting Review Board (ARB) No. 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and may not be applied before that date. The does not expect the effect that its adoption of SFAS No. 160 will have on its consolidated results of operations and financial condition.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of SFAS No. 115” (SFAS No. 159), which becomes effective for the Company on February 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, of this fair-value option will have a material effect on its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 4 - PROPERTY AND EQUIPMENT

The Company has fixed assets as of December 31, 2007 and 2006 as follows:

	December 31,
	2007	2006

Equipment	$12,660	$12,660
Accumulated depreciation	(11,046)	(9,246)

Total	$1,614	$3,414

Depreciation Expense is $1,800 for December 31, 2007 compared to $1,800 for December 31, 2006.

NOTE 5 - RELATED PARTY TRANSACTIONS

Operating lease

On January 1, 2007, the Company entered into an agreement with an affiliate of the Company’s President to rent office space. Pursuant to the terms of this month-to-month agreement, the lease is assignable to any subsidiary or entity under common control. Pop Starz Records, Inc. used this space and pays $3,000 per month. For the years ended December 31, 2007 and 2006, rent expense incurred to this related party amounted to $18,000 and $30,000, respectively.

Due to related parties

Certain entities related to the Company’s president advances funds to the Company for working capital purposes. These related entities were the Tucker Family Spendthrift Trust (“TFST”) and other related parties to the Company’s President. The advances are secured by all present and future assets of the Company, bear interest at prime plus 2% and are due in one year from the date of the notes issuance. During 2007, the Company converted $9,173 of these advances into an 8% convertible notes payable amounting to $9,173.

Convertible notes payable

On October 30, 2006, the Company issued 8% convertible notes payable aggregating $112,500 in exchange for the reduction of accrued salary of $37,500 to the Company’s President and $75,000 in exchange for a related party debt. On December 29, 2006, the Company issued convertible notes payable aggregating $41,996 in exchange for the reduction of accrued salary of $18,750 to the Company’s President and $23,246 in exchange for related party debt and accrued interest.

Additionally, in 2007, the Company issued 8% convertible notes payable aggregating $94,173 in exchange for the reduction of accrued salary of $75,000 to the Company’s President, cash of $10,000 and $9,173 in exchange for related party debt. These notes payable bear 8% interest per annum and mature on 24 months from date of the note through March 2010. These notes payable together with their accrued interest are convertible at the option of the holders into shares of the Company’s common stock at a conversion price equal to $.05 if such closing market price of the Company’s common stock on the date of conversion is at least $.075 per share. However, if the closing market price is below $.075 per share, this will cause a proportionate reduction to the conversion price of $.05 but in no event the conversion price will be less than $.01 per share. During the years ended December 31, 2007 and 2006, the Company recorded interest expense of $22,290 and $6,267, respectively..

In connection with the 8% convertible notes above, the Company recorded a beneficial conversion since the conversion price was less than the fair market value. For the three and six months ended June 30, 2008 and 2007, the total beneficial conversion feature included in these related party convertible notes payable resulted in an initial debt discount of $0, $58,674 and $50,416, respectively, to be amortized over the term of the notes. During the years ended December 31, 2007 and 2006, amortization of debt discount was charged to interest expense and amounted to $48,062 and $4,687, respectively.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

On October 30, 2006, the Company issued a convertible note payable amounting to $200,000 to an unrelated party. The note payable bears 8% interest per annum and matures on October 30, 2008. The note payable together with the accrued interest is convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $.05 if such closing market price of the Company’s common stock on the date of conversion is at least $.075 per share. However, if the closing market price is below $.075 per share, this will cause a proportionate reduction to the conversion price of $.05 but in no event the conversion price will be less than $.01 per share.

On March 1, 2007, the Company issued a convertible note payable amounting to $25,000 to an unrelated party and in July 2007, the Company issued a convertible note payable amounting to $50,000. Additionally, in the December 31, 2007, the Company issued convertible notes in the amount of $23,250. These notes were immediately cancelled and the funds were returned, in January 2008. The notes payable bear 8% interest per annum and mature through July 2009. The note payable together with the accrued interest is convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to $.05 if such closing market price of the Company’s common stock on the date of conversion is at least $.075 per share. However, if the closing market price is below $.075 per share, this will cause a proportionate reduction to the conversion price of $.05 but in no event the conversion price will be less than $.01 per share.

In connection with the 8% convertible notes above, the Company recorded a beneficial conversion since the conversion price was lesser than the fair market value. For the three months ended June 30, 2008, and for the years ended December 31, 2007 and 2006, the total beneficial conversion feature included in the convertible note payable resulted in an initial debt discount of $0, $75,000 and $100,000, respectively, to be amortized over the term of the notes. During the years ended December 31, 2007 and 2006, amortization of debt discount was charged to interest expense and amounted to $70,833, and $8,334, respectively.

December 31, 2007, accrued interest payable related to these notes amounted to $22,132, respectively.

NOTE 7 – EQUITY

The Company authorized 100,000,000 shares of common stock, at $.001 par value and as of December 31, 2007 40,680,190 common shares were issued and outstanding. The Company authorized 1,000,000 of preferred shares at a par value of .001 and no shares issued and outstanding as of December 31, 2007.

During June 30, 2007, the Company has agreed to issue 30,000 shares of common stock valued at fair market values ranging from of $.08 to $.11 per share based on quoted trading prices to officers and directors of the Company for services rendered and recorded stock based compensation of $2,900. These shares are reflected on the accompanying balance sheet as common stock issuable.

In February 14, 2007, in connection with an employment agreement entered into by PSR in November 2006, the Company issued 150,000 shares of restricted common stock for services rendered and to be rendered in the future effective January 1, 2007. These shares are subject to forfeiture on a pro-rata basis if the employee does not complete the first year of service. In April 5, 2007, in connection with an employment agreement entered into by PSR in November 2006, the Company issued 150,000 shares of restricted common stock for services rendered and to be rendered in the future effective January 1, 2007. These shares are subject to forfeiture on a pro-rata basis if the employee does not complete the first year of service. The Company valued these common shares at the fair market value on the date of grant at $.10 per share or $30,000. In June 2007, the Company cancelled 100,000 of these shares and valued the common shares at fair market value on the date of cancellation at $.10 per share or $10,000 which reduced due from related party. In connection with the issuance of these shares, for the year ended December 31, 2007, the Company recorded stock-based compensation expense of $15,000. The remaining amount of $5,000 was recorded as due from related party on the accompanying balance sheet.

On April 20, 2007 and effective May 1, 2007, PSR, the Company’s subsidiary through June 29, 2007, executed an employment agreement with its President. On May 1, 2007, the President of PSR received a signing bonus of 3,000,000 common shares of the Company. These shares are subject to forfeiture on a pro-rata basis over the term of the three year agreement. The Company valued these common shares at the fair market value on the date of grant at $.116 per share or $348,000 and was recorded as a due from related party. In connection with the issuance of these shares, for the year ended December 31, 2007, the Company recorded stock-based compensation expense of $19,333. Effective December 31, 2007, the Company cancelled 2,000,000 of these shares and reduced due from related party by $232,000, representing the remaining unamortized portion of stock- based compensation.

On May 14, 2007, in connection with a song purchase entered into by PSR in May 2007, the Company issued 10,000 shares of restricted common stock for services rendered. The Company valued these common shares at the fair market value on the date of grant at $.15 per share or $1,500.

In May 2007, the Company issued 55,000 shares to Michelle Tucker for shares previously issuable at December 31, 2006 and 10,000 shares of common stock for directors services rendered in 2007.

During the three months ended June 30, 2007, the Company has agreed to issue 30,000 shares of common stock valued at fair market values ranging from of $.09 to $.19 per share based on quoted trading prices to officers and directors of the Company for services rendered and recorded stock based compensation of $4,100. These shares are reflected on the accompanying balance sheet as common stock issuable.

In July 2007, the Company issued 3,074 shares of its common stock having a fair value ranging from $.07 to $.14 in exchange for legal services rendered valued at $300.

During the three months ended September 30, 2007, the Company has agreed to issue 30,000 shares of common stock valued at fair market values ranging from of $.055 to $.10 per share based on quoted trading prices to officers and directors of the Company for services rendered and recorded stock based compensation of $2,360. These shares are reflected on the accompanying balance sheet as common stock issuable.

During the three months ended December 31, 2007, the Company has agreed to issue 30,000 shares of common stock valued at fair market values ranging from of $.015 to $.03 per share based on quoted trading prices to officers and directors of the Company for services rendered and recorded stock based compensation of $650. These shares are reflected on the accompanying balance sheet as common stock issuable.

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EXHIBITS

3.1	Articles of Incorporation
3.1	By- Laws
10.1	Consulting agreement with Kevin Sepe
10.2	Marc Walther Employment Agreement
14.1	Code of Ethics
21	Subsidiaries
99.1	Audit Committee Charter
99.2	Compensations Committee Charter

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.

Registrant Date: December 23, 2008	HydroGenetics, Inc. By: /s/Marc A. Walther
Marc A. Walther
Chairman, President Chief Executive Officer

Date: December 23, 2008	By: /s/ Marc A. Walther
Marc A. Walther
Principal Financial Officer